Exhibit 21.1

MARATHON PETROLEUM CORPORATION

	Company Name	Jurisdiction of Organization
	Bonded Oil Company	Delaware
	Catlettsburg Refining, LLC	Delaware
*	Green Bay Terminal Corporation	Wisconsin
*	Johnston County Terminal, LLC	Delaware
*	LOCAP LLC	Delaware
	Mannheim Terminal and Warehousing Service Company	Illinois
	Marathon Canada Marketing, Ltd.	Delaware
	Marathon Carbon Management LLC	Delaware
	Marathon Domestic LLC	Delaware
	Marathon Petroleum Company Canada, Ltd.	Alberta
	Marathon Petroleum Company LP	Delaware
	Marathon Petroleum Service Company	Delaware
	Marathon Petroleum Supply LLC	Delaware
	Marathon Petroleum Trading Canada LLC	Delaware
	Marathon Pipe Line Company	Nevada
	Marathon Pipe Line LLC	Delaware
	Marathon PrePaid Card LLC	Ohio
	Marathon Renewable Fuels Corp.	Delaware
	Marathon Renewable Fuels LLC	Delaware
	Marathon Renewable Supply LLC	Delaware
	Mid-Valley Supply LLC	Delaware
	MPC Investment Fund, Inc.	Delaware
	MPC Investment LLC	Delaware
	MPL Investment LLC	Delaware
	Muskegon Pipeline LLC	Delaware
	NEC Ethanol LLC	Delaware
	Niles Properties LLC	Delaware
	Ohio River Pipe Line LLC	Delaware
	Omni Logistics LLC	Delaware
	Port Everglades Environmental Corp.	Florida
	Speedway Beverage LLC	Delaware
	Speedway LLC	Delaware
	Speedway Petroleum Corporation	Delaware
	Speedway Prepaid Card LLC	Ohio
	Speedway.com LLC	Delaware
	Starvin Marvin, Inc.	Delaware
	SuperAmerica Beverage LLC	Delaware
	SuperMom's LLC	Delaware

*	Indicates a company that is not wholly owned directly or indirectly by Marathon Petroleum Corporation